Filed Pursuant to Rule 424(b)(5)
File Number 333-107858

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 29, 2003)

3,000,000 Shares

Common Stock

Neoware, Inc. is offering 3,000,000 shares of common stock.

Our common stock is traded on The NASDAQ National Market under the symbol “NWRE.” On February 15, 2006, the last reported sale price of our common stock was $25.35 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$25.25	$75,750,000

Underwriting discounts and commissions	$1.38875	$4,166,250

Proceeds, before expenses, to Neoware, Inc.	$23.86125	$71,583,750

We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares from us on the same terms and conditions as set forth above if the underwriters sell more than 3,000,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about February 22, 2006.

LEHMAN BROTHERS

CANACCORD ADAMS

HARRIS NESBITT

NEEDHAM & COMPANY, LLC

OPPENHEIMER & CO.

February 15, 2006

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our common stock and other items. The accompanying prospectus provides more general information. To the extent that information in this prospectus supplement or any of the documents incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement or the documents incorporated by reference into this prospectus supplement, as the case may be. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled “Where You Can Find More Information.”

You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us,” “Neoware” and “the company” refer to Neoware, Inc. and its subsidiaries, unless the context requires otherwise.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully including the “Risk Factors” section beginning on page S-8 of this prospectus supplement and our consolidated financial statements and the related notes and the other documents incorporated by reference.

Neoware, Inc.

We are a leading global provider of thin client computing solutions. Our thin client software and devices enable organizations to enhance security, improve manageability, increase reliability and lower the up-front and ongoing cost of computing. Our software powers, secures and manages thin client devices and traditional personal computers, enabling these devices to run Windows® and web applications across a network, stream operating systems on demand and connect to mainframes, mid-range, UNIX and Linux systems. We differentiate our thin client computing solutions by using a software-centric approach that is focused on providing standards-based technology that enables our customers to integrate our solutions into their existing IT infrastructure, leveraging their existing investments and lowering the overall cost of deployment and implementation.

We generate revenue primarily from sales of our software bundled with thin client devices, and secondarily from our software sold on a standalone basis for use on personal computers and servers. We also provide complementary services such as integration, training and maintenance utilizing our global integration and development centers.

We offer a broad range of thin client computing solutions for enterprises of varying sizes and across diverse vertical markets, including the retail, financial services, healthcare, hospitality, transportation, manufacturing, and education industries and multiple levels of government. We sell our products worldwide through our alliances with IBM, Lenovo, NEC, and ClearCube, and other indirect channels such as distributors, resellers and systems integrators, and to a lesser extent through direct sales. Our customers, including those we serve through our alliance and distribution partners, include Autozone, CVS, Daimler Chrysler, France Telecom, Lockheed Martin, Royal Bank of Canada and the VA Medical Centers. Sales to IBM and Lenovo accounted for 20%, 19% and 18% of revenues in the six months ended December 31, 2005, and the fiscal years 2005 and 2004, respectively.

Based in King of Prussia, Pennsylvania, Neoware has 168 employees globally with offices in the U.S., Australia, Austria, China, France, Germany, and the UK.

Industry Background and Trends

Thin client computing is part of a centralized computing architecture that moves processing and data storage from desktops to centrally-managed resources, including servers within an enterprise and outsourced, professionally managed servers. The adoption of thin client computing has recently grown rapidly, driven by secular trends in the IT industry, including increased adoption of utility computing and on-demand software, as well as growing recognition of the increased security, manageability, reliability and lower total cost of ownership that thin client computing can provide. According to IDC, a leading market research firm, shipments of thin client solutions accounted for global sales of $752 million in 2005 and are expected to grow to approximately $1.3 billion by 2009, representing a compounded annual growth rate of 13.7%. The thin client solutions market is expected to grow both in terms of units sold as well as percentage of the total enterprise PC market, according to IDC.

We believe there are several key drivers that are increasing the adoption of thin client computing:

•	Increased adoption of on-demand and server-based utility computing architectures. In a server-based utility computing architecture, applications are installed and run on servers, not the desktop, and users can access these applications from desktop or mobile devices, providing the opportunity to improve security, manageability and reliability, and to lower cost. As adoption of on-demand and utility computing grows, an increasing number of enterprises are evaluating thin clients as an alternative to traditional fat client personal computers.

•	Evolving internal and external security threats. Threats ranging from unauthorized access and data theft to computer viruses capable of crippling the IT infrastructure of entire organizations are major concerns of IT executives today. In addition, the strict security policies demanded by privacy legislation such as the Health Insurance Portability and Accountability Act (HIPAA) have led to increased spending on the protection of highly sensitive data. Thin client computing solutions can prevent theft or mismanagement of locally stored data since the data is stored on centralized servers. Moreover, enterprises can capitalize on a thin client architecture by deploying security measures rapidly throughout the enterprise from a centralized server in order to combat external security threats such as viruses.

•	Need for manageability in an increasingly heterogeneous IT computing environment. The rapid advances and widespread adoption of distributed computing technologies combined with proprietary legacy systems, has led to heterogeneous hardware and software configurations that require costly maintenance and are increasingly difficult to manage, update and secure. Poorly performing applications and PC instability have been cited by IT professionals as common user complaints. Thin client computing allows IT professionals to centralize the management of applications and minimize the time spent on software upgrades and troubleshooting of individual computers.

•	Increased focus on minimizing the total cost of ownership. IT departments are increasingly faced with tight budgets to address their IT challenges. As a result, IT purchases and deployments must offer low total cost of ownership and demonstrate return on investment. Thin client solutions often involve lower up-front costs than traditional desktop computers, and are also likely to offer lower on-going maintenance and upgrade costs. Thin client devices reduce obsolescence as applications are run on centralized servers, which allow enterprises to upgrade performance without replacing desktop PCs. According to Gartner, a leading industry analyst firm, thin client solutions can save enterprises up to 40 percent of the total cost of ownership compared to a PC solution.

•	Significant advances in bandwidth and networking capabilities. Historically, using a server-based utility computing architecture was constrained due to limited bandwidth and network speed. However, the last few years have seen a considerable improvement in both wide-area network (WAN) and local-area network (LAN) performance due to inexpensive bandwidth and network optimization technologies such that access to the server via the network is a less significant factor in thin client performance. As enterprises’ WANs and LANs have become more prevalent at an affordable cost, server-based utility computing architectures have grown dramatically leading to greater adoption of thin client solutions.

Our Solutions

We provide thin client computing solutions through a software-centric approach. Using a server-based utility computing architecture, our software, thin client devices and related services are designed to enable enterprises to enhance security, improve manageability, increase reliability, and lower the ongoing cost of computing. By employing industry-standard and open-source technologies, and by moving processing to the server to reduce the obsolescence built into standard personal computer architectures, we enable enterprises to leverage utility computing to deploy modern, robust applications with greater security and high performance, often at lower cost than traditional PC-based solutions.

Our solutions include thin client devices, software and services:

Neoware thin client devices.    Our thin client devices are built for us by third parties using industry-standard hardware used in high volume in the PC industry. Our thin client devices are bundled with our embedded software, which enables enterprises to run applications on servers and display them across wired or wireless networks. Our thin client devices are available with our software running on top of a choice of Linux, Windows CE or Windows XPe operating systems. We provide a wide range of thin client device platforms designed to address varying enterprise needs.

Neoware software.    Our software products power, secure and manage thin clients and personal computers, stream operating systems on-demand, and integrate mainframe, midrange, UNIX and Linux applications with Windows environments and the Web. Our software solutions include:

•	Neoware Remote Manager is a centralized management platform for thin client devices that offers full remote configuration and control. It is based on industry-standard protocols and can interoperate with three of the industry’s top network management software platforms—IBM Tivoli, Microsoft Systems Management Server 2003 and Altiris Deployment Solution. This allows enterprise users to manage our thin clients and their PCs with a single tool.

•	Neoware Image Manager is our newest software solution that streams Windows operating systems on-demand from a Linux or Windows server to personal computers and thin clients, allowing users to run applications locally while eliminating the need for local storage. As a result, a single virtualized operating system image that contains the operating system and hardware drivers for multiple hardware platforms can be streamed on-demand to any personal computer or thin client, regardless of a device’s hardware configuration. This eliminates the need to manage multiples images as is required with other operating system deployment methods. We believe that this functionality is valuable in critical disaster recovery and fault tolerance applications.

•	Neoware TeemTalk is our host access terminal emulation software, which is installed on our thin clients and those from other vendors. Neoware TeemTalk software provides users with the ability to connect and communicate with applications on mainframes and midrange systems including servers running proprietary operating systems, UNIX and Linux. Neoware TeemTalk emulates more than 30 different “green-screen” terminals.

•	Neoware embedded Linux solutions. We provide embedded Linux solutions that include Linux thin client software, software to convert PCs into Linux thin clients and a software development environment that enables end users and systems integrators to quickly build robust Linux-based thin client solutions.

Neoware Services.    Our global services group provides development, consulting, implementation, training and support to our customers to facilitate deployment and address their specialized needs. With development and integration centers in the US, Austria, China, France, India, Germany and the UK, our services organization provides end-to-end solutions on a global basis, from evaluating a customer’s network infrastructure to resolving IT problems with the goal of helping customers to better utilize thin client technology.

We believe the key competitive differentiators of our solutions include:

•

Software-centric approach.    We believe that the primary differentiation among thin client solutions is the software, not the hardware. As a result, we focus our development efforts on the software that secures, powers and manages thin clients, and we outsource the design, engineering and manufacturing of our thin clients to third parties, typically in the Far East. We strive to maintain a technological edge by spending most of our R&D budget on software development, making it possible for us to offer open, secure, reliable, affordable, manageable and upgradeable thin client products that we believe enable customers to protect their investments today and in the future. In addition, this software-centric approach provides us with additional market opportunities, including the ability to turn PCs into thin clients, enabling our customers to leverage their existing investments while enjoying the benefits of thin client computing.

•	Global integration skills and resources. Unlike the deployment of personal computers, which are often viewed as commodity products, deploying thin client computing requires integration skills and expertise. Large, global enterprise customers often require that we integrate our thin client solutions with their existing IT infrastructure, including their legacy systems. In order to accommodate this need, we have invested in building development and integration centers in each of the major markets in which we sell our products. This allows us to offer integration services to our customers, enabling them to more rapidly deploy our solutions.

•	Ownership of key thin client software technologies. In contrast with more hardware-oriented competitors that typically license much of the software on their thin client devices, we have invested in developing and acquiring key software technologies that are needed for successful thin client deployments in conjunction with licensed software from Microsoft, Citrix and others. Our software offerings include thin client remote management, terminal emulation, operating system streaming and virtualization, and embedded Linux solutions. In 2003 we acquired TeemTalk, which enables our thin clients to connect to mainframe, midrange, UNIX and Linux systems, and to emulate more than 30 different “green-screen” terminals. In 2005 we acquired the streaming and virtualization technology that enables our Neoware Image Manager software to deliver operating systems on demand to heterogeneous PCs and thin clients from a server. We believe that our ownership of these key software technologies enables us to develop better products and to better support our customers.

•	Leading Linux-based solutions. Our security, management and access software are cross-platform, and are available on Windows and Linux operating systems. According to IDC, we are the leading supplier of Linux-based thin client solutions, which can be easily integrated into customer environments, and can run on less powerful, lower-cost hardware than some Windows-based alternatives. Furthermore, our Linux-based thin client solutions provide an intuitive user interface that shields users from the complexity of the Linux operating system. According to IDC, the Linux thin client segment of the PC industry is the fastest growing segment of the market, and we are the leading provider of this technology.

Our Strategy

Our objective is to be the leading global provider of thin client solutions for enterprise customers by providing a secure, manageable, and cost-effective alternative to traditional PC architectures. Key elements of our strategy include the following:

•	Continue to invest in technology development. We believe that we have developed and acquired the technology to enable a more powerful, secure and cost-effective thin computing architecture. We have a 15-year history of developing this technology and between our own expenditures and those of the companies we have acquired, we have made substantial investments in R&D. We will continue to invest in technology development to maintain a global leadership position and drive market share growth.

•	Focus on the enterprise. We believe the most significant market segment for the thin client solution is the enterprise customer. As a result, we have focused our development, sales and marketing efforts primarily on medium to large enterprises across a diverse set of verticals. Our access to this highly attractive market is considerably enhanced by our relationships with our alliance and distribution partners.

•	Enhance channel partnerships. To expand our access to customers, we have developed relationships with third parties that we believe have strong market positions and customer relationships. We have developed alliances with IBM, Lenovo, NEC and ClearCube, all of which sell our products to their customers.

•

Expand and deepen our geographic footprint.    Our business was historically focused on the U.S. market. In fiscal year 2004, we determined to expand our global footprint as part of a strategic expansion of our development and integration organization through the acquisitions of Maxspeed, Mangrove, Qualystem and Thintune, as well as through partnerships with global distributors such as NEC and local providers such as Parrus IT in India. As a result, we now have a global footprint, with operations in the US, Europe and Asia. We believe that international markets will be a significant source of growth and we intend to continue to increase our presence by expanding our reseller relationships and through select acquisitions.

•	Grow our business through strategic acquisitions. Our acquisition strategy has been focused on expanding our geographic reach and channels of distribution, acquiring technologies that increase our ownership of core intellectual property, and acquiring products that can be sold through our existing channels to the same end-user customers, leveraging our existing organization. We have also sought to augment our software development resources and add to our integration capability on a global basis. We intend to continue to pursue select strategic acquisitions in the future.

•	Capitalize on the growing adoption of industry-standard and open-source technologies. We believe that many enterprise customers are seeking industry-standard technologies, not proprietary solutions that require them to use a single vendor. As a result, we integrate our products into industry-standard solutions, and utilize open source and other industry-standard technologies. In our supply chain we leverage the high volumes of the PC industry and PC supply chain techniques to lower our costs. We believe our commitment to open-source, cross-platform and industry-standard software technologies, and our use of the high-volume supply chain efficiencies of the PC industry, represent significant differentiators and competitive advantages for us.

Recent Acquisitions

In November 2005, we completed the acquisition of Maxspeed, a provider of customized thin client solutions, headquartered in the United States, with research, development and sales in China.

In October 2005, we acquired the thin client business of TeleVideo, located in the United States, including a trademark license, product brands, customer lists, customer contracts and non-competition agreements.

In April 2005, we acquired all of the outstanding shares of Qualystem Technology S.A.S., located in France, a provider of software that streams Windows® and application components on-demand from a server to other servers, personal computers, and thin clients.

In March 2005, we acquired the ThinTune thin client business of eSeSIX Computer, located in Germany, which included customer lists, intellectual property and technology, and also entered into reseller, supplier and non-competition agreements, and we also acquired all of the outstanding shares of eSeSIX Tech, located in Austria, eSeSIX Computer’s development and engineering affiliate. eSeSIX Computer together with eSeSIX Tech are collectively referred to as the ThinTune thin client business.

In January 2005, we acquired all of the outstanding shares of Mangrove Systems S.A.S., located in France, a provider of Linux software solutions. As a result of the Mangrove acquisition, we acquired customer lists, intellectual property and technology and noncompete agreements.

In September 2004, we acquired the thin client business of Visara International, Inc., located in the United States, including customer lists, intellectual property and technology, and also entered into reseller, supplier and non-competition agreements.

Corporate Information

Our principal executive offices are located at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406. Our main telephone number is (610) 277-8300. We have other offices throughout the United States, Australia, Austria, China, France, Germany, and the UK. Our website address is www.neoware.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-8 of this prospectus supplement.

The Offering

Unless otherwise indicated, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to an additional 450,000 shares of our common stock.

Common stock offered by us	3,000,000 shares

Common stock to be outstanding after this offering	19,716,381 shares

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $71.2 million (or $81.9 million if the underwriters exercise their overallotment option in full). See “Use of Proceeds.”

We expect to use the net proceeds for general corporate purposes and potential acquisitions. Pending their ultimate use, we expect to invest the net proceeds to us from this offering in interest-bearing, investment grade instruments.

NASDAQ National Market symbol	NWRE

The number of shares of our common stock to be outstanding after this offering is based on 16,716,381 shares of common stock outstanding as of December 31, 2005 and does not include:

•	2,176,498 shares of our common stock issuable upon exercise of stock options outstanding under our employee stock option plans as of that date, at a weighted average exercise price of $12.56; and

•	415,810 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock option plans.

Summary Consolidated Financial Statements

(in thousands, except share or per share data)

We derived the annual consolidated statements of operations and balance sheet data presented below as of and for the years ended June 30, 2005, 2004 and 2003 from our audited consolidated financial statements, and we derived the interim consolidated statement of operations and balance sheet data presented below as of and for the six months ended December 31, 2005 and 2004 from our unaudited consolidated financial statements. You should read this summary of consolidated financial data with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the related notes, each incorporated by reference into this prospectus supplement. These operating results are not necessarily indicative of our operating results for any future period.

	For the Six Months Ended December 31,		For the Year Ended June 30,
	2005	2004	2005	2004	2003
Statement of Operations Data:
Net revenues	$55,880	$36,744	$78,784	$63,165	$57,522
Cost of sales(a)(c)	32,274	20,938	44,570	32,785	31,549
Gross profit	23,606	15,836	34,214	30,380	25,973
Operating expenses(b)(c)	17,310	10,719	23,926	23,003	16,134
Operating income	6,296	5,117	10,288	7,377	9,839
Foreign exchange (income) loss	63	(237)	(283)	(106)	—
Loss on investment	—	—	—	—	(300)
Interest income, net	491	352	859	392	323
Income before income taxes	6,850	5,232	10,864	7,663	9,862
Income taxes	2,466	1,779	3,425	2,269	3,550

Net income	$4,384	$3,453	$7,439	$5,394	$6,312

Basic earnings per share	$0.27	$0.22	$0.47	$0.34	$0.46

Diluted earnings per share	$0.26	$0.21	$0.46	$0.34	$0.43

Weighted average number of common shares outstanding:
Basic	16,393	15,726	15,931	15,683	13,601

Diluted	16,718	16,111	16,202	16,020	14,696

(a)	Includes amortization of acquisition-related intangibles of $575, $258, $737, $330 and $50 for the six months ended December 31, 2005 and 2004 and for the years ended June 30, 2005, 2004 and 2003.
(b)	Includes amortization of acquisition-related intangibles of $792, $389, $1,058, $719 and $488 for the six months ended December 31, 2005 and 2004 and for the years ended June 30, 2005, 2004 and 2003.
(c)	Includes stock-based compensation expense of $40 charged to cost of sales and $1,477 charged to operating expenses for the six months ended December 31, 2005 due to the adoption of FAS 123R.

	December 31, 2005	June 30,
		2005	2004
Balance Sheet Data:
Current assets	$65,235	$67,017	$68,942
Current liabilities	18,698	16,616	9,883
Working capital	46,537	50,401	59,059
Total assets	123,722	108,042	90,607
Total stockholders’ equity	101,913	89,969	80,489

RISK FACTORS

Before you invest in our common stock, you should consider carefully the following factors, in addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus.

The success of our strategy depends on our ability to attract, retain and grow our business with large enterprise customers.

We must retain and continue to expand our ability to reach and penetrate large enterprise customers by adding effective channel partners and expanding our integration services. Our inability to attract and retain large enterprise customers could have a material adverse effect on our business, results of operations and financial condition. Large enterprise customers usually request special pricing and generally have longer sales cycles, which could negatively impact our revenues. Additionally, as we attempt to attract and penetrate large enterprise customers, we may need to increase corporate branding and marketing activities, which could increase our operating expenses. These efforts may not proportionally increase our operating revenues and could reduce our profits.

Our sales cycle for large-scale deployments to large enterprise customers makes it difficult to predict when these sales will occur, and we may not be able to sustain these sales on a predictable basis. We often have a long sales cycle for these large enterprise sales because:

•	our sales personnel generally needs to explain and demonstrate the benefits of a large-scale deployment of our product to potential and existing customers prior to sale;

•	our technical personnel typically spend a significant amount of time assisting potential customers in their testing and evaluation of our products and services and in integrating the products to suit their needs;

•	our large-scale customers are typically large and medium size organizations that carefully research their technology needs and the many potential projects prior to making capital expenditures for IT infrastructure; and

•	before making a purchase, our potential customers usually must obtain approvals from various levels of decision makers within their organizations, and this process can be lengthy.

The long sales cycle for these large sales to enterprise customers could make it difficult to predict the quarter in which sales will occur. Delays in sales could cause significant variability in our revenue and operating results for any particular period.

Because we rely on resellers and distributors, including IBM and Lenovo, to sell our products, our revenues could be negatively impacted if these companies do not continue to purchase products from us.

We cannot be certain that we will be able to attract or retain resellers or distributors to market our products effectively. None of our current distributors, including IBM and Lenovo, is obligated to continue selling our products or to sell our new products, and none are precluded from selling competing products. We cannot be certain that any distributors will continue to represent our products or that our resellers or distributors will devote a sufficient amount of effort and resources to selling our products in their territories. We need to expand our indirect sales channels, and if we fail to do so, our growth could be limited. A number of our distributors resell to their own networks of channel partners with whom we have no direct relationship. Our distribution channel could be affected by disruptions in the relationships of and with our channel partners and their networks.

We derive a substantial portion of our revenue from sales made directly to IBM customers through Lenovo and through our other distributors. A significant portion of our other revenue is derived from sales to resellers. If

Lenovo or our other distributors were to discontinue sales of our products or reduce their sales efforts, or if IBM salespeople were to reduce their attention to our products, it could adversely affect our operating results. In addition, there can be no assurance as to the continued viability and financial condition of our distributors.

As a result of our alliances with IBM and Lenovo, we rely on those parties for distribution of our products to their customers. Sales directly to Lenovo accounted for 18% of our net sales during the first half of fiscal 2006 and sales to IBM were 20% of our net sales during the first half of fiscal 2005. IBM and Lenovo are under no obligation to continue to actively market our products. In addition to our direct sales to IBM and Lenovo, IBM and Lenovo can purchase our products through individual distributors and/or resellers. Furthermore, IBM can influence an end-user’s decisions to purchase our products even though the end-user may not purchase our products through IBM or Lenovo. While it is difficult to quantify the net revenues associated with these purchases, we believe that these sales could be significant and can vary significantly from quarter to quarter.

If we are unable to continue generating substantial revenues from international sales and effectively managing our international operations our business could be adversely affected.

We derive a substantial portion of our revenue from international sales primarily in Europe, Middle East and Africa (EMEA), and we recently began marketing and selling activities in China and other parts of Asia. Our EMEA activities accounted for approximately 27% of revenues for the first half of our 2006 fiscal year. In addition, a portion of our operations consists of manufacturing, software and product development, and sales activities outside of the U.S. Our ability to sell our products and conduct our operations internationally is subject to a number of risks. General economic and political conditions and the imposition of governmental controls in each country, including governmental restrictions on the transfer of funds to us from our operations outside the United States, including restrictions in China, could adversely affect our operations and demand for our products and services in these markets. We may also experience reduced intellectual property and contract rights protection as a result of different business practices in certain countries, which could have an adverse effect on our business and financial results. Although most of our international sales are denominated in U.S. Dollars, currency exchange rate fluctuations could result in lower demand for our products or lower pricing resulting in reduced revenue and margins, as well as currency translation losses. In addition, a weakening Dollar has resulted in increased costs for our international operations (which are mostly determined in local currencies), and could result in greater costs for our international operations in the future. In addition, concerns about terrorism or an outbreak of epidemic diseases, such as avian influenza or severe acute respiratory syndrome, could have a negative effect on travel and our business operations, and could result in adverse consequences on our international operations.

Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business in these jurisdictions. We incur additional legal compliance costs associated with our international operations and could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations which may be substantially different from those in the United States. In many foreign countries, particularly those with developing economies, it is common to engage in business practices that are prohibited by United States regulations applicable to us, such as the Foreign Corrupt Practices Act, and any violations of such laws by our employees or contractors could have a material adverse effect on our business. Trade protection measures and import and export licensing requirements subject us to additional regulation and may prevent us from shipping products to a particular market, and increase our operating costs. In addition, our future results could be adversely affected by difficulties in staffing, and coordinating communications among and managing our international operations, which have significantly expanded and become more complex as a result of the European acquisitions completed in the third and fourth quarters of fiscal year 2005.

While we sell our products worldwide, one component of our strategy is to expand our sales efforts in China, India and other countries with large populations and propensities for adopting new technologies. We have limited experience with sales and marketing in some of these countries. There can be no assurance that we will be successful in marketing and selling our products in all of our targeted international markets. If our international efforts are not successful, our business growth and results of operations could be harmed.

Our business is dependent on customer adoption of thin client devices as an alternative to personal computers, and a decrease in their rates of adoption could adversely affect our ability to increase our revenues.

We are dependent on the growing use of thin client devices to increase our revenues. If thin client devices are not accepted by corporations as an alternative to personal computers, the result would be slower than anticipated revenue growth or even a decline in our revenues.

Thin client devices have historically represented a very small percentage of the overall PC market, and, if sales do not grow as a percentage of the PC market, or if the overall PC market were to decline, our revenues might not grow or might decline. Alternatively, if the market were to grow faster than expected, it could lead PC manufacturers to enter the thin client device segment of the PC market, which would increase competition and could harm our results.

Our acquisition and alliance activities could disrupt our ongoing business, and we may not be able to successfully complete and integrate future acquisitions we may complete, which may materially adversely affect our growth and our operating results.

As part of our business strategy, we frequently engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances and outsourcing transactions in order to further our business objectives. In order to pursue this strategy successfully, we must identify suitable candidates for these transactions, complete these transactions, some of which may be large and complex, and manage post-closing issues such as the integration of acquired companies or employees. We may, in order to integrate acquired businesses or employees, incur significant integration and restructuring costs, both one-time and on a recurring basis. Integration and other risks of acquisitions, strategic alliances and outsourcing transactions can be more pronounced for larger and more complicated transactions, or if multiple transactions are pursued simultaneously. However, if we fail to identify and complete successfully transactions that further our strategic objectives, we may be required to expend resources to develop products and technology internally, we may be at a competitive disadvantage or we may be adversely affected by negative market perceptions, any of which may have a material adverse effect on our revenue and selling, general and administrative expenses.

Since June 2001, we have completed ten acquisitions and entered into alliances with IBM and Lenovo, and we plan to make additional acquisitions, some of which may be large and complex, as part of our growth strategy. There is no assurance that we will derive benefits from the three European acquisitions we completed in the third and fourth quarters of fiscal year 2005, the TeleVideo or Maxspeed acquisitions we completed in the first half of fiscal year 2006 or future acquisitions we pursue. We may be unable to retain key employees or key business relationships of the acquired businesses, consolidate IT infrastructures, integrate accounting controls, policies and procedures, manage supply chain integration, combine administrative, research and development and other operations, eliminate duplicative facilities and personnel, which could result in significant costs and expenses, and combine product offerings, and integration of the businesses may divert the attention and resources of our management. Our failure to successfully integrate acquired businesses into our operations could have a material adverse effect on our business, operating results and financial condition. Even if such acquisitions are successfully integrated, we may not receive the expected benefits of the transactions if we find that the acquired business does not further our business strategy or that we paid more than what the business was worth. Managing the completion and integration of acquisitions and alliances requires management resources, which may divert our attention from other business operations. In addition, we may lack experience operating in the geographic market of the business acquired. As a result, the effects of any completed or future transactions on financial results may differ from our expectations. During fiscal 2004, we spent approximately $1.6 million pursuing acquisitions that we did not complete. We intend to continue to pursue acquisitions, and if we do not complete them, the cost of pursuing acquisitions will impact our profitability.

Because we depend on sole source, limited source and foreign source suppliers for the design and manufacture of our thin client products and for key components in our thin client products, we are susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and result in lost sales. In addition, our outsourcing activities for other functions may fail to reduce costs and may disrupt operations.

We depend upon single source suppliers for the design and manufacture of our thin client device products and for several of the components in them. We also depend on limited sources to supply several other industry-standard components. The third party designers and manufacturers of our thin client products have access to our intellectual property which increases the risk of infringement or misappropriation of this intellectual property.

We primarily rely on foreign suppliers, which subjects us to risks associated with foreign operations such as the imposition of unfavorable governmental controls or other trade restrictions, changes in tariffs, political instability and currency fluctuations. A weakening dollar could result in greater costs to us for our components. Severe acute respiratory syndrome, avian influenza and similar medical crises could also disrupt manufacturing processes and result in quarantines being imposed in the future.

We have in the past experienced and may in the future experience shortages of, or difficulties in acquiring, certain components. A significant portion of our revenues is derived from the sale of thin client devices that are bundled with our software. Third parties design and produce these thin client devices for us, and we typically do not have long-term supply contracts with them obligating them to continue producing products for us. The absence of such agreements means that, with little or no notice, these suppliers could refuse to continue to manufacture all or some of our products that we require or change the terms under which they manufacture our products. If our suppliers were to stop manufacturing our products, we might be unable to replace the lost manufacturing capacity on a timely basis. If we experience shortages of these products, or of their components, we may not be able to deliver our products to our customers, and our revenues would decline. If these suppliers were to change the terms under which they manufacture for us, our manufacturing costs could increase and our cost of revenues could increase, resulting in a decline in gross margins. If we were unable to adequately address the supply issues, we might have to reengineer some products resulting in further costs and delays. In addition, a failure of our suppliers to maintain their viability and financial condition could result in changes in payment and other terms of our relationships and their inability to produce and deliver our products on time and in sufficient quantities. During fiscal year 2005, we accommodated one of our suppliers by purchasing products for inventory in advance of our contractual obligations due to the supplier’s cash liquidity constraints, which increased inventory and decreased cash balances. Additionally, a new domestic supplier required an advance payment of $1.1 million at June 30, 2005, which was recorded as a prepaid expense, to fund a portion of the initial start up production quantities related to a larger order. Finally, if one of our suppliers failed to maintain viability, we would likely be required to honor warranties granted by them to our customers for products sold by us, which would increase our costs.

In addition to using third party suppliers for the manufacture of our products and supply of our components, to achieve additional cost savings or operational benefits, we have expanded, and may in the future expand, our outsourcing activities where we believe a third party may be able to provide those services in a more efficient manner. In fiscal year 2005, we entered into an agreement with a company located in India under which it provides software development services to us. To the extent that we rely on partners or third party service providers for the provision of software development services and key business process functions, we may incur increased business continuity risks. We may no longer be able to exercise control over some aspects of software development and the development, support or maintenance of operations and processes, including the internal controls associated with our business operations and processes, which could adversely affect our business. If we are unable to effectively develop and implement our outsourcing strategy, we may not realize cost structure efficiencies and our operating and financial results could be materially adversely affected. In addition, if our third party service providers experience business difficulties or are unable to provide the services as anticipated, we may need to seek alternative service providers or resume providing such services internally which could be costly and time consuming and have an adverse material effect on our operating and financial results.

Our ability to accurately forecast our quarterly sales is limited, although our costs are relatively fixed in the short term, and we expect our business to be affected by rapid technological change, which may adversely affect our quarterly operating results.

Our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenues that we will recognize. In addition, most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenues in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid losses. As a result, our quarterly operating results could fluctuate.

Future operating results will continue to be subject to quarterly fluctuations based on a wide variety of factors, including:

•	Linearity—Our quarterly sales have historically reflected a pattern in which a disproportionate percentage of sales occur in the last month of the quarter due to typical customer buying patterns in the IT industry. This pattern makes prediction of revenues and earnings for each financial period especially difficult and uncertain and increases the risk of unanticipated variations in quarterly results and financial condition;

•	Significant Orders—We are subject to variances in our quarterly operating results because of the fluctuations in the timing of our receipt of large orders. If even a small number of large orders are delayed until after a quarter ends, our operating results could vary substantially from quarter to quarter and net income could be substantially less than expected. Conversely, if even a small number of large orders are completed in an earlier quarter than that which was anticipated, our revenues and net income could be substantially higher than expected, making it possible that sales and net income in future periods may decline sequentially;

•	Seasonality—We have experienced seasonal reductions in business activity in some quarters based upon customer activity and based upon our partners’ seasonality. This pattern has generally resulted in lower sales in our first and third quarters than in the prior sequential quarters; and

•	Stock-based compensation expense—Starting in the quarter ended September 30, 2005, we began recording stock-based compensation expense as calculated under SFAS No. 123R. We expect the non-cash impact of stock-based compensation expense during fiscal 2006 to be approximately $3.0 million. Such amounts may change as a result of additional grants, forfeitures, modifications in assumptions and other factors.

There are factors that may affect the market acceptance of our products, some of which are beyond our control, including the following:

•	the growth and changing requirements of the thin client segment of the PC market;

•	the quality, price, performance and total cost of ownership of our products compared to personal computers;

•	the availability, price, quality and performance of competing products and technologies;

•	and the successful development of our relationships with software providers, original equipment manufacturers and existing and potential channel partners.

We may not succeed in developing and marketing our software and thin client device products and our operating results may decline as a result.

Our gross margins can vary significantly, based upon a variety of factors. If we are unable to sustain adequate gross margins we may be unable to reduce operating expenses in the short term, resulting in losses.

Our gross margins can vary significantly from quarter to quarter depending on average selling prices, fixed costs in relation to revenue levels and the mix of our business, including the percentage of revenues derived from various thin client device models, software, third party products and consulting services. Our gross profit margin also varies in response to competitive market conditions as well as periodic fluctuations in the cost of memory and other significant components. The PC market in which we compete remains very competitive, and although we intend to continue our efforts to reduce the cost of our products, there can be no certainty that we will not be required to reduce prices of our products without compensating reductions in the cost to produce our products in order to maintain or increase our market share or to meet competitors’ price reductions. Our marketing strategy is targeted at increasing the size of the thin client segment of the PC industry, in part by lowering prices to make thin clients more competitive with personal computers, and in addition by selling a larger percentage of products to large enterprise customers, who typically demand lower prices because of their volume purchases. This strategy has resulted in, and may in the future result in, a decline in our gross margins. Additionally, we have recently introduced new products, including our Neoware e900 product line, which has higher average selling prices but lower percentage gross margins than our traditional products. If our sales do not continue to increase as a result of these strategies, our profitability will decline, and we may experience losses.

During the past several years, we have increased operating expenses significantly as a foundation for us to stimulate growth in our market, and we expect to increase our operating expenses during fiscal 2006. If we do not increase revenues or appropriately manage further increases in operating expenses, our profitability will suffer.

Our business has grown through both internal expansion and business acquisitions, and, as a result, we have significantly increased our operating expenses. If our revenues fail to increase as we increase our operating expenses, our profits may decline. Additionally, this growth has put pressure on our infrastructure, internal systems and managerial resources. The number of our employees increased from 109 full-time employees at December 31, 2004 to 168 full-time employees at December 31, 2005. Our new employees include a number of senior executive officers and other key managerial, technical, sales and marketing personnel, as well as international employees. To manage our growth effectively, we must continue to improve and expand our infrastructure, including operating and administrative systems and controls, and continue managing and integrating our personnel in an efficient manner. Our business may be adversely affected if we do not integrate and train our new employees quickly and effectively and coordinate among our executive, engineering, finance, marketing, sales, operations and customer support organizations. In addition, because of the growth of our international operations, we now have facilities located in multiple countries, and we have limited experience coordinating a geographically separated organization. If we are unable to effectively manage our growth, our business and operating results could be adversely affected.

Our business may suffer if it is alleged or found that we have infringed the intellectual property rights of others.

In the course of our business, we receive notices from third parties claiming that we are infringing upon their intellectual property rights. We evaluate the validity of the claims and determine whether we will negotiate licenses to use the technology. Even if we believe that the claims are without merit, responding to such claims can be time consuming, result in costly litigation, divert management’s attention and resources and cause us to incur significant expenses. There is no assurance, in the event of such claims, that we would be able to enter into a licensing arrangement on acceptable terms or that litigation would not occur. In the event that there were a temporary or permanent injunction entered prohibiting us from marketing or selling certain of our products, or a successful claim of infringement against us requiring us to pay royalties to a third party, and we failed to develop or license a substitute technology, our business, results of operations or financial condition could be materially adversely affected.

In addition, certain products or technologies developed by us, including for example the Linux-based products, may incorporate so-called “open source” software. Open source software is typically licensed for use at no initial charge, but certain open source software licenses impose on the licensee of the applicable open source software certain requirements to license or make available to others both the open source software as well as the software that relates to, or interacts with, the open source software. Our ability to commercialize products or technologies incorporating open source software may be restricted as a result of using such open source software because, among other reasons:

•	open source license terms may be ambiguous and may result in being subject to unanticipated obligations regarding our products and technologies;

•	competitors may have improved access to information that may help them develop competitive products;

•	open source software cannot be protected under trade secret law; and

•	it may be difficult for us to accurately determine the origin of the open source code and whether the open source software in fact infringes third party intellectual property rights.

Thin client device products, like personal computers, are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our products could be rendered obsolete by new technologies.

The PC market is characterized by rapid technological change, frequent new product introductions, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

We may not be able to preserve the value of our products’ intellectual property because other vendors could challenge our intellectual property rights.

Our products are differentiated from those of our competitors by our internally developed technology that is incorporated into our products. We rely upon patent, copyright, trademark and trade secret laws in the United States and similar laws in other countries, and agreements with our employees, customers, suppliers and other parties, to establish and maintain our intellectual property rights. However, any of our intellectual property rights could be challenged, invalidated or circumvented, which could result in costly product redesign efforts, discontinuance of certain product offerings or other competitive harm. Further, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, in certain jurisdictions in which we operate or in which we have outsourced operations we may be unable to protect our proprietary technology adequately against unauthorized third-party copying or use, which could adversely affect our competitive position and cause us to incur substantial legal fees. If we are unable to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products, which would harm our operating results.

We may not be able to effectively compete against PC and thin client providers as a result of their greater financial resources and brand awareness.

In the desktop PC market, we face significant competition from makers of traditional personal computers, many of which are larger companies that have greater name recognition than we have. In addition, we face significant competition from thin client providers, including Hewlett Packard, Wyse Technology and other, smaller companies. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share. Our strategy to seek to increase our share of the overall PC market by targeting our core markets may create increased pressure, including pricing pressure, on certain of our thin client device products. While we believe that this will enable us to increase our revenues, there is no assurance that we will be successful in this approach. In fact, our implementation of this strategy may result in reductions in gross and operating margins as we compete to attract business. Our inability to successfully implement this strategy could have an adverse impact on our revenues.

Our future competitive performance depends on a number of factors, including our ability to:

•	continually develop and introduce new products and services with better prices and performance than offered by our competitors in the PC market;

•	offer a wide range of products; and

•	offer high-quality products and services.

If we are unable to offer products and services that compete successfully with the products and services offered by our competitors in the PC market, our business and our operating results would be harmed. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our costs, our business and operating results would be harmed.

Actions taken by the SCO Group (SCO) could impact the sale of our Linux products, negatively affecting sales of some of our products.

SCO has taken legal action against IBM and certain other corporations, and sent letters to Linux customers alleging that certain Linux kernels infringe on SCO’s Unix intellectual property and other rights, and that SCO intends to aggressively protect those rights. While we are not a party to any legal proceeding with SCO, since some of our products use Linux as their operating system, SCO’s allegations, regardless of merit, could adversely affect sales of such products. SCO has brought claims against certain end user customers of the Linux operating system and threatened to bring claims against other end-users of Linux for copyright violations arising out of the facts alleged in SCO’s lawsuit against IBM. Some of these claims could be indemnified under indemnities we have given or may give to certain customers. In the event that claims for indemnification are brought against the customers that we have indemnified, we could incur expenses reimbursing the customers for their costs, and if the claims were successful, for damages.

In order to continue to grow our revenues, we may need to hire additional executives and personnel.

In order to continue to develop and market our line of thin client devices, we may need to hire additional executives and other personnel. Competition for employees is significant and we may experience difficulty in attracting qualified people.

Future growth that we may experience will place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

•	improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

•	hire, train and manage additional qualified personnel; and

•	establish relationships with additional suppliers and partners while maintaining our existing relationships.

We rely on the services of certain key personnel, and those persons’ knowledge of our business and technical expertise would be difficult to replace.

Our products, technologies and operations are complex and we are substantially dependent upon the continued service of our existing personnel. The loss of any of our key employees could adversely affect our business and profits and slow our product development processes. We generally do not have employment contracts, including noncompetition agreements, with our key employees. Further, we do not maintain key person life insurance on any of our employees.

If we determine that any of our goodwill or intangible assets, including technology purchased in acquisitions, are impaired, we would be required to take a charge to earnings, which could have a material adverse effect on our results of operations.

As a result of our completed and potential future acquisitions, we anticipate that we may have a significant amount of goodwill and other intangible assets, such as product and core technology, related to these acquisitions. We periodically evaluate our intangible assets, including goodwill, for impairment. As of December 31, 2005, we had $42.9 million of goodwill and $13.8 million of intangible assets. We review for impairment annually, or sooner if events or changes in circumstances indicate that the carrying amount could exceed fair value. Fair values are based on discounted cash flows using a discount rate determined by our management to be consistent with industry discount rates and the risks inherent in our current business model. Due to uncertain market conditions and potential changes in our strategy and product portfolio, it is possible that the forecasts we use to support our goodwill could change in the future, which could result in non-cash charges that would adversely affect our results of operations and financial condition. If we are required to write down or write off all or a portion of those assets, or if financial analysts or investors believe we may need to take such action in the future, our stock price and operating results could be materially adversely affected.

We may repatriate cash from our foreign subsidiaries, which could result in additional income taxes that could negatively impact our results of operations and financial position. In addition, if foreign countries’ currency policies limit our ability to repatriate the needed funds, our business and results of operations could be adversely impacted.

One or more of our foreign subsidiaries may hold a portion of our cash and cash equivalents. If we need additional cash to acquire assets or technology, or to support our operations in the United States, and if the currency policies of these foreign countries allow us, we may repatriate some of our cash from these foreign subsidiaries to the United States. Depending on our financial results and the financial results of our subsidiaries at the time that the cash is repatriated, we may incur additional income taxes from the repatriation, which could negatively affect our results of operations and financial position. In addition, if the currency policies of these foreign countries prohibit or limit our ability to repatriate the needed funds, our business and results of operations could be adversely impacted.

Although we have generated operating profits for the past four fiscal years, we have a prior history of losses and may experience losses in the future, which could result in the market price of our common stock declining.

Although we have generated operating profits in the past several fiscal years, we incurred net losses in prior periods. We expect to continue to incur significant operating expenses. Our operating expenses are expected to increase in the future reflecting the hiring of additional key personnel as we continue to implement our growth strategy and our planned investment in continuing to commercialize the technologies we have acquired. As a result, we will need to generate significant revenues to maintain profitability. If we do not maintain profitability, the market price for our common stock may decline.

Our financial resources may not be enough for our capital and corporate development needs, and we may not be able to obtain additional financing. A failure to maintain and increase our revenues would likely cause us to incur losses and negatively impact the price of our common stock.

Because some of our products use embedded versions of Microsoft Windows as their operating system, an inability to license these operating systems on favorable terms could impair our ability to introduce new products and maintain market share.

We may not be able to introduce new products on a timely basis because some of our products use embedded versions of Microsoft Windows as their operating system. Microsoft provides Windows to us, and we do not have access to the source code for certain versions of the Windows operating system. If Microsoft fails to continue to enhance and develop its embedded operating systems, or if we are unable to license these operating systems on favorable terms, or at all, our operations may suffer.

Because some of our products use Linux as their operating system as well as other open source technologies, the failure of open source developers to enhance and develop open source software that we use could impair our ability to release new products and maintain market share.

We may not be able to release new products on a timely basis because some of our products use Linux as their operating system and include other open source software. Much of the open source software we use is maintained by third parties. If this group of developers fails to further develop the software, we would have to either rely on other parties to further develop this software or develop it ourselves, which would increase our costs and slow our development efforts.

If our contracts with Citrix and other vendors of software applications were terminated, our business would be materially adversely affected.

Our thin client devices include our own software, plus software from other companies. We depend on third-party suppliers to provide us with key software applications in connection with business. If such contracts and relationships were terminated, our revenues would be negatively affected.

Unforeseen environmental costs could impact our future earnings.

The European Union (“EU”) has adopted a directive to facilitate the recycling of electrical and electronic equipment sold in the EU. The Waste Electrical and Electronic Equipment (“WEEE”) directive directs EU member states to enact laws, regulations and administrative provisions to ensure that producers of electrical and electronic equipment are financially responsible for specified collection, recycling, treatment, and environmentally sound disposal of products placed on the market after August 13, 2005, and from products in use prior to that date that are being replaced. The EU has also adopted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) directive. The RoHS directive restricts the use of lead, mercury, and certain other substances in electrical and electronic products placed on the market in the European Union after July 1, 2006. As a result of these obligations, our product distribution costs may increase and may adversely impact our financial condition. We are currently evaluating the impact of these directives. Similar legislation has been or may be proposed or enacted in other areas, including in the United States and China, the cumulative impact of which could be significant if we are unable to recover our costs to comply with these laws in the price of our products.

Recent and proposed regulations related to equity compensation could adversely affect our ability to attract and retain key personnel and affect our operating results.

We have historically used stock options as a key component of our employee compensation program. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value, and, through the use of vesting, encourage employee retention and allow us to provide competitive compensation packages, although in recent periods many of our employee stock options have had exercise prices in excess of our stock price, which could affect our ability to retain or attract present and prospective employees. The adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period beginning after June 15, 2005. We adopted SFAS No. 123R in the first quarter of fiscal 2006 and it had a material impact on our financial statements. In addition, rules implemented by The NASDAQ National Market requiring stockholder approval for all stock option plans, as well as regulations implemented by the New York Stock Exchange prohibiting NYSE member organizations from voting on equity- compensation plans unless the beneficial owner of the shares has given voting instructions, could make it more difficult for us to grant options to employees in the future. As a result of these regulations, it may be more difficult or expensive for us to grant options to employees, we will incur increased cash compensation costs, and we may change our equity compensation strategy, which may make it more difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business.

In the event we are unable to satisfy regulatory requirements relating to internal control over financial reporting, or if these internal controls are not effective, our business and financial results may suffer.

The Sarbanes-Oxley Act of 2002 and newly enacted rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers impose new duties on us and our executives, directors, attorneys and independent registered public accountants. In order to comply with the Sarbanes-Oxley Act and such new rules and regulations, we have recently completed our evaluation of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting. As a result, we have incurred additional expenses and diversion of management’s time, which has materially increased our operating expenses and accordingly reduced our net income. While our evaluation resulted in our conclusion that as of June 30, 2005 our internal control over financial reporting was effective, we cannot be certain as to the outcome of our testing in future periods. If our independent registered public accounting firm is not satisfied with our internal control over financial reporting or the level at which these controls are documented, designed, operated or reviewed, or if our independent registered public accounting firm’s interpretation of the requirements, rules or regulations are different than ours in the future, then they may decline to attest to management’s assessment or issue an adverse opinion on management’s assessment and/or our internal control over financial reporting. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact the market price of our shares.

Errors in our products could harm our business and our operating results.

Because our software and thin client device products are complex, they could contain errors or bugs that can be detected at any point in a product’s life cycle. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

•	the loss of or delay in market acceptance and sales of our products;

•	diversion of development resources;

•	injury to our reputation; or

•	increased maintenance and warranty costs.

These problems could harm our business and future operating results. Occasionally, we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert claims for damages.

Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims and, from time-to-time, we enter into contractual arrangements under which we agree to indemnify a customer for certain losses it may incur. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

Our stock price can be volatile.

Our stock price, like that of other technology companies, can be volatile. For example, our stock price can be affected by many factors such as: quarterly increases or decreases in our revenues or earnings, changes in revenues or earnings estimates or publication of research reports by analysts; speculation in the investment community about, or actual changes in, our executive team, our financial condition or results of operations and changes in revenue or earnings estimates; the announcement of new products, technological developments, alliances, acquisitions or divestitures by us or one of our competitors. In addition, general macroeconomic and market conditions unrelated to our financial performance may also affect our stock price.

The issuance of additional equity securities, including in this offering, may have a dilutive effect on our existing stockholders and could lead to a decline in the price of our common stock.

We are issuing 3,000,000 shares of our common stock in this offering, assuming no exercise of the underwriters’ overallotment option. This will increase our number of shares outstanding by 18% from the 16,716,381 shares outstanding at December 31, 2005. The issuance of shares in this offering could have a negative effect on our earnings per share in future periods, depending on our operating results in those periods.

Any additional issuance of equity securities, including for acquisitions, may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible into common stock could also have an adverse effect on the market price of the shares. If our stock price declines, it may be more difficult for us to or we may be unable to raise additional capital.

Provisions in our charter documents and Delaware law may delay or prevent acquisition of us, which could decrease the value of your shares.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we have filed with the Securities and Exchange Commission that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continues” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will” or the negative of these terms or other comparable terminology. Forward-looking statements include, but are not limited to, statements regarding: our acquisition of business and technologies; the increasing demand for and adoption of our products by customers worldwide; our expectation to grow the company organically and through acquisitions; the growth of the thin client segment of the PC market; the expansion of our global organization; our large enterprises customers; our current and future alliances and partnerships; and our expectations as to our revenue, gross profit margins, operating expenses, acquisition-related amortization, stock option expense and effective tax rates for future periods.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include our ability to maintain our relationship with IBM, Lenovo and other partners, the timing and receipt of future orders, our timely development and customers’ acceptance of our products, pricing pressures, growth of overall thin client sales, increased competition, the economic viability of our suppliers and channel partners, our ability to identify and successfully consummate and integrate future acquisitions, risks associated with foreign operations and the risks discussed under the heading “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the date of documents incorporated by reference in this prospectus supplement that include forward-looking statements.

USE OF PROCEEDS

The estimated net proceeds from this offering are expected to be approximately $71.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $81.9 million if the underwriters exercise their over-allotment option in full.

We intend to use the net proceeds of this offering for general corporate purposes and potential acquisitions. Our management will have broad discretion as to the application of the offering proceeds. Pending the uses described above, we intend to invest the net proceeds in interest-bearing, investment grade instruments.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock currently trades on The NASDAQ National Market under the symbol “NWRE.” The following table provides, for the periods indicated, the high and low bid quotations per share of our common stock on The NASDAQ National Market.

	High	Low
Fiscal 2006
First Quarter	$17.13	$10.30
Second Quarter	$25.31	$14.85
Third Quarter (through February 15, 2006)	$30.27	$21.53

Fiscal 2005
First Quarter	$8.90	$6.01
Second Quarter	$9.49	$7.72
Third Quarter	$13.20	$8.10
Fourth Quarter	$11.03	$9.06

Fiscal 2004
First Quarter	$21.00	$14.85
Second Quarter	$20.20	$12.98
Third Quarter	$13.65	$9.27
Fourth Quarter	$12.25	$7.79

On February 15, 2006, the last sale price reported on The NASDAQ National Market for our common stock was $25.35 per share. As of that date, there were approximately 74 holders of record of our common stock.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of December 31, 2005 on an actual basis, and on an as adjusted basis to give effect to the sale of 3,000,000 shares of common stock in this offering at the public offering price of $25.25 per share after deducting the underwriting discount and the estimated offering expenses. This table should be read in conjunction with the consolidated financial statements and related information incorporated by reference.

	At December 31, 2005
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$10,093	$81,277

Short-term investments	23,827	23,827

Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,716,381 shares issued and outstanding before the offering, 19,716,381 shares issued and outstanding after the offering	17	20
Additional paid-in capital	82,910	154,091
Treasury stock, 100,000 shares at cost	(100)	(100)
Accumulated other comprehensive income (loss)	(656)	(656)
Retained earnings	19,742	19,742

Total stockholders’ equity	101,913	173,097

Total capitalization	$101,913	$173,097

The number of shares of our common stock to be outstanding after this offering is based on 16,716,381 shares of common stock outstanding as of December 31, 2005, and does not include:

•	2,176,498 shares of our common stock issuable upon exercise of stock options outstanding under our employee stock option plans as of that date, at a weighted average exercise price of $12.56; and

•	415,810 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock option plans.

MANAGEMENT

Our current executive officers and their positions and ages are as follows:

Name	Age	Position
Michael G. Kantrowitz	45	Chairman, President and Chief Executive Officer
Eric N. Rubino	47	Chief Operating Officer
Roy Zatcoff	51	Executive Vice President, Marketing and Development
Keith D. Schneck	50	Executive Vice President and Chief Financial Officer
Peter Bolton	50	Executive Vice President, Europe, Middle East and Africa
Wei Ching	51	Executive Vice President, Asia Pacific

Mr. Kantrowitz has been our Chairman of the Board of Directors since December 2002 and President and Chief Executive Officer since February 2000. Prior to his appointment as President and Chief Executive Officer, Mr. Kantrowitz served as our Executive Vice President responsible for Marketing, Sales and Business Development and as a Director since March 1995. Prior to this, Mr. Kantrowitz was a senior executive of Human Designed Systems, from 1983, holding the positions of Executive Vice President from 1991 until March 1995 and Vice President of Marketing and Sales from 1987 until 1991. Prior to joining Human Designed Systems, Mr. Kantrowitz held engineering and technical positions with Raytheon Company and Adage Corporation. Mr. Kantrowitz holds a BSEE in Electrical Engineering from the University of Lowell.

Mr. Rubino has been our Chief Operating Officer since December 2002. Prior to joining Neoware, from 1999 to 2002, Mr. Rubino served as the Chief Operating Officer for SAP America, Inc., where he managed a wide range of operational departments, including the small and medium business channel, customer support, new business development, information technology, legal, contracts, application hosting, strategic alliances, purchasing, facilities and risk management. From 1991 to 1999, Mr. Rubino served as Corporate Secretary, Vice President and General Counsel and Senior Vice President of SAP America, Inc. In addition, Mr. Rubino has served in a variety of management positions in contracts and finance with RCA Corporation, General Electric and Bell Atlantic Business System Services, and holds a J.D., an MBA in Finance and a B.S. in Marketing.

Mr. Zatcoff has been our Executive Vice President, responsible for worldwide marketing and product development, since March 2005. Prior to joining Neoware, from September 2003 to October 2004, he served as Chief Operating Officer of Primavera Systems Inc., a privately-held software company. From May 1986 to October 2003, Mr. Zatcoff served in various executive roles at SCT Corporation, including Executive Vice President from 2002 to 2003, President of two of its operating units from 1994 to 2002 and Vice President, Product Development from 1986 to 1994. During his career, Mr. Zatcoff has been responsible for a variety of engineering, marketing and general management functions, including product development, business operations, acquisitions and integration of acquired operations. Mr. Zatcoff was awarded an Eisenhower Fellowship in May 2000. Mr. Zatcoff holds a B.S. degree in computer science.

Mr. Schneck has been our Executive Vice President and Chief Financial Officer since April 2003. Prior to joining Neoware, from December 2000 to April 2003, he served as Chief Financial Officer of T-Networks, a venture capital-funded start up company that provides next generation fiber optical components and sub-systems to the telecommunications market. From April 1995 to December 2000, Mr. Schneck served as President and Chief Financial Officer for AM Communications, Inc., a publicly-held company. Prior to that, from 1987 until 1995, Mr. Schneck held senior management positions at Integrated Circuit Systems, Inc., a publicly-held company, including Chief Operating Officer and Senior Vice President Finance. Mr. Schneck is a CPA and had in excess of 10 years of public accounting experience with KPMG LLP.

Mr. Bolton has been our Executive Vice President of Europe, the Middle East and Africa (“EMEA”) since July 2003, and prior to that held various sales management positions with Neoware from November 1996, including UK Sales Manager, EMEA Sales Manager and Vice President of EMEA Sales. Prior to joining Neoware, Mr. Bolton served as General Manager of Xanadu Systems from 1991 to 1996. Prior to that, he was employed as a Channel Manager for NeXT Computer, Inc.

Mr. Ching has been our Executive Vice President, Asia Pacific, since December 2005, when we completed our acquisition of Maxspeed Corporation, of which Mr. Ching was the founder. Prior to joining Neoware, Mr. Ching was the President and a Director of Maxspeed Corporation from January 1988 to December 2005. Prior to that, from 1986 to 1988, Mr. Ching served as the President of Maple Technology, a magnetic storage product company, and prior to that he held various management positions at Communications Intelligence Corporation, a venture-backed handwriting recognition technology company, Raychem Corporation, Hewlett Packard and Zenith. Mr. Ching holds an MBA from Harvard Business School and an M.S. in Management Science and a B.S. in Electronics Engineering from the National Chiao Tung University.

UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a general summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to “Non-U.S. Holders, other than a Non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of Neoware’s common stock.” As used herein, a Non-U.S. Holder is a person or entity that, for U.S. federal income tax purposes, is a: non-resident alien individual (other than certain former citizens and residents of the United States subject to tax as expatriates), foreign corporation or foreign estate or trust. A Non-U.S. Holder does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership, sale, exchange or other disposition of common stock.

If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position, including the consequences under the laws of any state, local or foreign jurisdiction. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive our common stock as compensation). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner that such tax is imposed on a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Dividends

Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as defined above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise.

Dispositions of our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized on a sale or other disposition of our common stock unless:

•	the gain is U.S. trade or business income, as defined above;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period of our common stock, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Neoware believes that it is not, and it does not anticipate becoming, a USRPHC. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our common stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our common stock.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS.

UNDERWRITING

Lehman Brothers Inc. is acting as representative of the underwriters. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.	1,680,000
Canaccord Adams Inc.	300,000
Harris Nesbitt Corp.	300,000
Needham & Company, LLC	300,000
Oppenheimer & Co. Inc.	300,000
Boenning & Scattergood Inc.	120,000

Total	3,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby (other than those share of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$1.38875	$1.38875
Total	$4,166,250	$4,791,188

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.83325 per share. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $400,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 450,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 3,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, all of our directors and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than, with respect to Neoware (a) shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights, and (b) shares issued in connection with acquisitions of businesses or assets in an aggregate amount under this clause (b) not to exceed 5% of our outstanding common stock after giving effect to this offering, including any exercise by the underwriters of their overallotment option), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than, with respect to Neoware, Inc., any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement. With respect to our directors and executive officers, the foregoing restrictions will not apply to (x) shares of common stock purchased in the open market after the date of this prospectus supplement, (y) to shares of common stock disposed of in a bona fide gift or by will or the law of distribution, provided that the recipient agrees, among other things, in writing to be bound by the foregoing restrictions, or (z) to dispositions by certain of our executive officers and directors of up to an aggregate of 175,000 shares of our common stock, provided that any such dispositions are effected through Lehman Brothers Inc.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or announce a material event relating to us; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on The NASDAQ National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions.

LEGAL MATTERS

The validity of the securities being offered by this prospectus supplement has been passed upon for us by McCausland Keen & Buckman, Radnor, Pennsylvania, and certain other legal matters with respect to the offering are being passed on for us by Jones Day, Menlo Park, California. Legal matters in connection with this offering are being passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Neoware, Inc. and subsidiaries as of June 30, 2005 and 2004 and for each of the years in the three-year period ended June 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP covering the June 30, 2005 consolidated financial statements and schedule refers to a change in the method of accounting for goodwill and other intangible assets as of July 1, 2002 after they have been initially recognized in the financial statements.

The consolidated financial statements of Maxspeed Corporation as of and for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this prospectus supplement by reference from Neoware, Inc.’s Form 8-K/A dated January 17, 2006, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC (http://www.sec.gov).

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC on September 13, 2005, including those portions incorporated by reference therein of our definitive proxy materials on Schedule 14A as filed with the SEC on October 28, 2005;

•	our quarterly reports on Forms 10-Q for the quarters ended September 30, 2005, filed with the SEC on November 9, 2005, and December 31, 2005, filed with the SEC on February 7, 2006;

•	our current reports on Forms 8-K filed with the SEC on August 8, 2005, September 6, 2005, October 11, 2005, October 21, 2005, October 31, 2005, November 22, 2005, December 7, 2005, and January 31, 2006;

•	our current report on Form 8-K/A filed with the SEC on January 17, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 12, 1993.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus supplement and the termination of the offering made by this prospectus, and such reports shall be deemed to be a part hereof from the date of filing of such documents; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or as otherwise permitted by SEC rules.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, including exhibits which are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Neoware, Inc., 3200 Horizon Drive, King of Prussia, Pennsylvania 19406 (telephone (610) 277-8300). The information relating to us contained in this prospectus supplement does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

PROSPECTUS

$100,000,000

Common Stock,

Preferred Stock,

Debt Securities and Warrants

Offered by

NEOWARE SYSTEMS, INC.

We may offer and sell shares of common stock, shares of preferred stock, debt securities and warrants. These securities may be offered and sold from time to time for an aggregate offering price of up to $100,000,000.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol “NWRE.” On September 22, 2003, the last reported sale price was $19.89 per share.

The securities offered under this prospectus involve a high degree of risk. See “ Risk Factors” beginning on page 1.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 29, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell any combination of common stock, preferred stock, senior debt securities, subordinated debt securities or warrants, in one or more offerings, with a maximum aggregate offering price of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

WHO WE ARE

We provide software, services and solutions to enable Appliance Computing, an Internet-based computing architecture targeted at business customers that is designed to be easier to manage and more cost-effective than traditional PC-based computing. Our software and management tools secure, power and manage a new generation of smart thin client appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to full-function personal computers used in business and proprietary business devices including green-screen terminals. Our software runs on thin client appliances and personal computers, and enables these devices to be secured and centrally managed, as well as to connect to mainframes, midrange, UNIX, Linux and legacy systems. We generate revenues from sales of our Eon, Capio, ThinSTAR and Voyager thin client appliances, as well as our ThinPC thin client software for PCs, TeemTalk host access software for PCs and UNIX workstations, ezRemote Manager central management software, and services such as training and integration.

Our principal executive offices are located at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, our telephone number is (610) 277-8300, and our website can be accessed at www.neoware.com. Unless stated otherwise, references in this prospectus to “Neoware,” “we,” “us,” or “our” refer to Neoware Systems, Inc., a Delaware corporation, and its subsidiaries.

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RISK FACTORS

In addition to the other information in this Prospectus and in the documents we filed with the Commission that are incorporated in this Prospectus, you should consider the following factors in evaluating Neoware before purchasing the shares of our common stock.

Risks Related to Our Business

We have experienced significant growth in our business in the past two years due to internal expansion and business acquisitions, and if we do not appropriately manage this growth and any future growth, including the integration of our newly hired employees and executive officers, our business will suffer.

Our business has grown during the past two years through both internal expansion and business acquisitions, and has put pressure on our infrastructure, internal systems and managerial resources. The number of our employees increased from 51 employees at June 30, 2001 to 119 employees at July 31, 2003. Our new employees include a number of senior executive officers and other key managerial, technical, sales and marketing personnel. To manage our growth effectively, we must continue to improve and expand our infrastructure, including operating and administrative systems and controls, and continue managing and integrating our personnel in an efficient manner. Our business may be adversely affected if we do not integrate and train our new employees quickly and effectively and coordinate among our executive, engineering, finance, marketing, sales, operations and customer support organizations, all of which add to the complexity of our organization and increase our operating expenses, which may grow at a faster rate than our sales. In addition, because of the growth of our foreign operations, we now have facilities located in multiple locations, and we have limited experience coordinating a geographically separated organization.

Although we have generated operating profits for the past two years, we have a prior history of losses and may experience losses in the future, which could result in the market price of our common stock declining.

Although we have generated operating profits in the past two years, we have incurred net losses in prior periods. We expect to continue to incur significant operating expenses. Our operating expenses increased during the three months and year ended June 30, 2003 reflecting the hiring of additional key personnel as we continue to implement our growth strategy. As a result, we will need to generate significant revenues to maintain profitability. If we do not maintain profitability, the market price for our common stock may decline.

Our financial resources may not be enough for our capital and corporate development needs, and we may not be able to obtain additional financing. A failure to maintain and increase our revenues would likely cause us to incur losses and negatively impact the price of our common stock.

We may not be able to successfully integrate the acquisitions we have completed, the alliance we have entered into or future acquisitions we may complete as part of our growth strategy, which may materially adversely affect our growth and our operating results.

Within the last two years, we have made four acquisitions and entered into an alliance with IBM, and we may make additional acquisitions as part of our growth strategy. We have not yet fully integrated some of these acquisitions or fully implemented the alliance. There is no assurance that we will successfully integrate these acquisitions into our business or successfully implement the alliance. In addition, we may be unable to retain key employees or key business relationships of the acquired businesses and integration of the businesses may divert the attention and resources of our management. We cannot assure that we will achieve anticipated revenue and earnings growth as a result of these transactions. Our failure to successfully integrate the acquired businesses into our operations or successfully implement the alliance could have a material adverse effect upon our business, operating results and financial condition. Even if the acquisitions and alliance are successfully integrated, we may not receive the expected benefits of the transactions if we find that the business or alliance does not further our business strategy or that we paid more than what the assets were worth. Managing acquisitions and alliances requires management resources, which may divert our attention from other business operations. As a result, the effects of any completed or future transactions on financial results may differ from our expectations.

Our ability to accurately forecast our quarterly sales is limited, although our costs are relatively fixed in the short term and we expect our business to be affected by rapid technological change, which may adversely affect our quarterly operating results.

Because of the new and rapidly evolving market for our software and embedded Windows and Linux-based thin client appliances, our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenues that we will recognize. In addition, most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenues in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid losses. As a result, our quarterly operating results could fluctuate.

We expect our quarterly revenues and operating results to fluctuate for a number of reasons.

Future operating results will continue to be subject to quarterly fluctuations based on a wide variety of factors, including:

Linearity—Our quarterly sales have historically reflected a pattern in which a disproportionate percentage of sales occur in the last month of the quarter. This pattern makes prediction of revenues, earnings and working capital for each financial period especially difficult and uncertain and increases the risk of unanticipated variations in quarterly results and financial condition.

Significant Orders—We are subject to variances in our quarterly operating results because of the fluctuations in the timing of our receipt of large orders. If even a small number of large orders are delayed until after a quarter ends, our operating results could vary substantially from quarter to quarter and net income could be substantially less than expected. Conversely, if one or more large orders are completed in the current quarter rather than a future quarter, our revenues and net income could be substantially higher than expected, resulting in sequentially lower sales and net income in future periods.

There are factors that may affect the market acceptance of our products, some of which are beyond our control, including the following:

•	the growth and changing requirements of the thin client appliance market;

•	the quality, price, performance and total cost of ownership of our products;

•	the availability, price, quality and performance of competing products and technologies; and

•	the successful development of our relationships with software providers, original equipment manufacturers and existing and potential channel partners.

We may not succeed in developing and marketing our software and thin client appliance products and our operating results may decline as a result.

Our gross margins can vary significantly, based upon a variety of factors. If we are unable to sustain adequate gross margins we may be unable to reduce operating expenses in the short term, resulting in losses.

Our gross margins can vary significantly from quarter to quarter depending on average selling prices, fixed costs in relation to revenue levels and the mix of our business, including the percentage of revenues derived from hardware, software and consulting services. The gross profit margin also varies in response to competitive market conditions as well as periodic fluctuations in the cost of memory and other significant components. The market in which we compete remains very competitive, and although we intend to continue our efforts to reduce the cost of our products, there can be no certainty that we will not be required to reduce prices of our products without compensating reductions in the cost to produce our products in order to increase our market share or to meet competitors’ price reductions.

Our business is dependent on customer adoption of Windows and Linux-based thin client appliances to perform discrete tasks for corporate and Internet-based computer networks and a decrease in their rates of adoption could adversely affect our ability to increase our revenues.

We are dependent on the growing use of thin client appliances to perform discrete tasks for corporate and Internet-based networks to increase our revenues. If the role of thin client appliances does not increase as we anticipate, or if it in any way decreases, our revenues would not materialize. If corporate information technology organizations do not accept Windows or Linux-based embedded operating systems, or if there is a wide acceptance of alternative operating systems that provide enhanced capabilities, our operating results could be harmed.

The thin client appliance market in which we compete is new and unpredictable, and if this market does not develop and expand as we anticipate, our revenues may not grow.

Because some of our products use embedded versions of Microsoft Windows as their operating system, an inability to license these operating systems on favorable terms could impair our ability to introduce new products and maintain market share.

We may not be able to introduce new products on a timely basis because some of our products use embedded versions of Microsoft Windows as their operating system. Microsoft Corporation provides Windows to us, and we do not have access to the source code for certain versions of the Windows operating system. If Microsoft fails to continue to enhance and develop its embedded operating systems, or if we are unable to license these operating systems on favorable terms, our operations may suffer.

Because some of our products use Linux as their operating system, the failure of Linux developers to enhance and develop the Linux kernel could impair our ability to release new products and maintain market share.

We may not be able to release new products on a timely basis because some of our products use Linux as their operating system. The heart of Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. To date, we have optimized our Linux-based operating system based on a version of Red Hat Linux. If we were unable to access Red Hat Linux, we would be required to spend additional time to obtain a tested, recognized version of the Linux kernel from another source or develop our own operating system internally, which could significantly increase our costs.

Actions taken by the SCO Group (“SCO”) could impact the sale of Linux as an operating system, negatively affecting sales of some of our products.

SCO has taken legal action against IBM and recently sent a letter to 1,500 Linux customers alleging that certain Linux kernels infringe on SCO’s Unix intellectual property and other rights, and that SCO intends to aggressively protect those rights. While we are not a party to any legal proceeding with SCO, since some of our products use Linux as their operating system, SCO’s allegations, regardless of merit, could adversely affect sales of such products.

Because we depend on sole source, limited source and foreign source suppliers for key components in our thin client appliance products, we are susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and result in lost sales.

We depend upon single source suppliers for our thin client appliance products and for several of the components in them. We also depend on limited sources to supply several other industry standard components. We also rely on foreign suppliers which subject us to risks associated with foreign operations such as the imposition of unfavorable governmental controls or other trade restrictions, changes in tariffs, political instability and currency fluctuations. A weakening dollar could result in greater costs to us for our components.

We have in the past experienced and may in the future experience shortages of, or difficulties in acquiring, these components. A significant portion of our revenues is derived from the sale of thin client appliances that are bundled with our software. Third parties produce these thin client appliances for us. If we experience shortages of these products, or of their components, we may not be able to deliver our products to our customers, and our revenues would decline.

If we are unable to continue generating substantial revenues from international sales our business could be adversely affected.

Currently, approximately 40 percent of our revenues are derived from international sales. Our ability to sell our products internationally is subject to a number of risks. General economic and political conditions in each country could adversely affect demand for our products and services in these markets. Currency exchange rate fluctuations could result in lower demand for our products or lower pricing resulting in reduced revenue and margins, as well as currency translation losses. Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business in these jurisdictions. Trade protection measures and import and export licensing requirements subject us to additional regulation and may prevent us from shipping products to a particular market, and increase our operating costs.

Because we rely on channel partners, including IBM, to sell our products, our revenues could be negatively impacted if our existing channel partners do not continue to purchase products from us.

We cannot be certain that we will be able to attract channel partners that market our products effectively or provide timely and cost-effective customer support and service. None of our current channel partners, including IBM, is obligated to continue selling our products nor to sell our new products. We cannot be certain that any channel partner will continue to represent our products or that our channel partners will devote a sufficient amount of effort and resources to selling our products in their territories. We need to expand our direct and indirect sales channels, and if we fail to do so, our growth could be limited.

If our channel partners were to discontinue sales of our products or reduce their sales efforts, it could adversely affect our operating results. In addition, there can be no assurance as to the continued viability and financial condition of our channel partners, two of which have accounted for more than 10% of our net sales.

As a result of our alliance with IBM, we rely on IBM for distribution of our products to IBM’s customers. If IBM were to discontinue sales of our products or reduce its sales efforts, it could adversely affect our operating results.

We may not be able to effectively compete against PC and other thin client providers as a result of their greater financial resources and brand awareness.

In the market for thin client appliances, we face significant competition from makers of personal computers, as well as larger companies that have greater name recognition than we have. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

Our future competitive performance depends on a number of factors, including our ability to:

•	continually develop and introduce new products and services with better prices and performance than offered by our competitors;

•	offer a wide range of products; and

•	offer high-quality products and services.

If we are unable to offer products and services that compete successfully with the products and services offered by our competitors, including PC manufacturers, our business and our operating results would be harmed. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our costs, our business and operating results would be harmed.

Thin client appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our products could be rendered obsolete by new technologies.

The thin client appliance segment of the PC market is characterized by rapid technological change, frequent new product introductions, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

We may not be able to preserve the value of our products’ intellectual property because we do not have any patents and other vendors could challenge our other intellectual property rights.

Our products will be differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we are unable to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products, which would harm our operating results.

Our business may suffer if it is alleged or found that we have infringed the intellectual property rights of others.

Although we have not received any claims that our products infringe on the proprietary rights of third parties, if we were to receive such claims in the future, responding to such claims, regardless of their merit, could be time consuming, result in costly litigation, divert management’s attention and resources and cause us to incur significant expenses. There is no assurance, in the event of such claims, that we would be able to enter into a licensing arrangement on acceptable terms or that litigation would not occur. In the event that there were a temporary or permanent injunction entered prohibiting us from marketing or selling certain of our products, or a successful claim of infringement against us requiring us to pay royalties to a third party, and we failed to develop or license a substitute technology, or business, results of operations or financial condition could be materially adversely affected.

We may not be able to attract software developers to bundle their products with our thin client appliances.

Our thin client appliances include our own software, plus software from other companies for specific markets. If we are unable to attract software developers, and are unable to include their software in our products, we may not be able to offer our thin client appliances for certain important target markets, and our financial results will suffer.

In order to continue to grow our revenues, we may need to hire additional personnel.

In order to continue to develop and market our line of thin client appliances, we may need to hire additional personnel. Competition for employees is significant and we may experience difficulty in attracting suitably qualified people.

Future growth that we may experience will place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

•	improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

•	hire, train and manage additional qualified personnel; and

•	establish relationships with additional suppliers and partners while maintaining our existing relationships.

We rely on the services of certain key personnel, and those persons’ knowledge of our business and technical expertise would be difficult to replace.

Our products, technologies and operations are complex and we are substantially dependent upon the continued service of our existing personnel. The loss of any of our key employees could adversely affect our business and profits and slow our product development processes.

Errors in our products could harm our business and our operating results.

Because our software and thin client appliance products are complex, they could contain errors or bugs that can be detected at any point in a product’s life cycle. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

•	the loss of or delay in market acceptance and sales of our products;

•	diversion of development resources;

•	injury to our reputation; or

•	increased maintenance and warranty costs.

These problems could harm our business and future operating results. Occasionally, we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert claims for damages.

Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

If our contracts with Citrix and other vendors of software applications were terminated, our IT services business would be materially adversely affected.

We depend on third-party suppliers to provide us with key software applications in connection with our IT services business. If such contracts and relationships were terminated, our revenues would be negatively affected.

Our prior use of Arthur Andersen LLP as our independent auditor may pose risks to us and limit our ability to seek potential recoveries from them related to their work.

Our consolidated financial statements as of and for each of the three years in the period ended June 30, 2001 were audited by Arthur Andersen LLP (Andersen). On March 14, 2002, Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury convicted Andersen of these charges. On July 23, 2002, we dismissed Andersen and retained KPMG LLP as our independent auditors for our fiscal year ended June 30, 2002. SEC rules require us to present historical audited financial statements in various SEC filings, such as registration statements, along with Andersen’s consent to our inclusion of its audit report in those filings. Since our former engagement partner and audit manager left Andersen and in light of the cessation of Andersen’s SEC practice, we will not be able to obtain the consent of Andersen to the inclusion of its audit report in our relevant current and future filings. The SEC has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances, but purchasers of securities sold under our registration statements, which were not filed with the consent of Andersen to the inclusion of its audit report, will not be able to sue Andersen pursuant to Section 11(a)(4) of the Securities Act and, therefore, their right of recovery under that section may be limited as a result of the lack of our ability to obtain Andersen’s consent.

Risks Related to the Securities Markets, Ownership of Our Common Stock and this Offering

Our stock price can be volatile.

Our stock price, like that of other technology companies, can be volatile. For example, our stock price can be affected by many factors such as quarterly increases or decreases in our revenues or earnings, changes in revenues or earnings estimates or publication of research reports by analysts; speculation in the investment community about our financial condition or results of operations and changes in revenue or earnings estimates, announcement of new products, technological developments, alliances, acquisitions or divestitures by us or one of our competitors or the loss of key management personnel. In addition, general macroeconomic and market conditions unrelated to our financial performance may also affect our stock price.

Provisions in our charter documents and Delaware law may delay or prevent acquisition of us, which could decrease the value of your shares.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

The issuance of additional equity securities may have a dilutive effect on our existing stockholders and could lead to a decline in the price of our common stock.

Any additional sale of equity securities may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible into common stock could also have an adverse effect on the market price of the shares. If our stock price declines, it may be more difficult or we may be unable to raise additional capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the related prospectus supplements and the registration statement of which they are a part contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These statements are generally accompanied by words like “intend,” “anticipate,” “believe,” “estimate,” “expect,” or similar statements. These forward-looking statements include statements regarding future revenues and profitability, increased sales, our competitive position, and the cost benefits and other advantages of our products. These forward-looking statements involve risks and uncertainties. The factors contained in “Risk Factors” and set forth elsewhere in this prospectus could cause actual results to differ materially from those predicted in any such forward-looking statement. Factors that could affect our actual results include our ability to lower our costs, customers’ acceptance of our software and computing appliance products, our ability to successfully integrate the businesses we acquired, our timely development and customers’ acceptance of our products, our ability to identify and consummate future acquisitions, pricing pressures, rapid technological changes in the industry, growth of the computing appliance market, increased competition, our ability to attract and retain qualified personnel, the economic viability of our channel partners, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events.

Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus to fund potential acquisitions of businesses, products and technologies, joint ventures and strategic partnerships, and for general corporate purposes and working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings available to cover fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended June 30,
	1999	2000	2001	2002	2003
Ratio of earnings available to cover fixed charges	(a)	(a)	(a)	29:1	87:1

(a)	Earnings were inadequate to cover fixed charges in these fiscal years. The deficiency of earnings to cover fixed charges for the fiscal years ended June 30, 1999, 2000 and 2001 was $2,795,709, $2,112,011 and $468,463, respectively.

For the purpose of calculating this ratio, earnings consist of our income (loss) before income taxes plus fixed charges. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. Refer to Exhibit 12.1 to the registration statement of which this prospectus forms a part for information regarding the computation of the ratio of earnings to fixed charges.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

THE SECURITIES WE MAY OFFER

We may offer up to $100,000,000 of common stock, preferred stock, debt securities and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our certificate of incorporation, as amended, and our bylaws, as amended. We have filed these documents as exhibits to the registration statement related to this prospectus.

General

We are authorized to issue 50,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, $0.001 par value, in one or more series. As of June 30, 2003, there were approximately 14,056,000 shares of common stock issued and outstanding.

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Our common stock is listed on the NASDAQ National Market under the symbol “NWRE.”

Other Obligations to Issue Capital Stock

We have adopted and maintain stock option plans pursuant to which we are authorized to issue stock options for employees, directors and consultants who provide services to us. As of June 30, 2003, we had outstanding options to acquire 1,621,000 shares of common stock under these plans. We have reserved an additional 588,000 shares of common stock for future issuance under these plans.

Anti-Takeover Provisions

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. This provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Certificate of Incorporation and Bylaws Provisions

Our certificate of incorporation, as amended, and bylaws, as amended, include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of Neoware:

•	Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors; and

•	The amendment of any of the above provisions would require approval by holders of at least a majority of our outstanding common stock.

In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Neoware.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, and its telephone number is 212-509-4000.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 1,000,000 shares of preferred stock, $0.001 par value. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each particular series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the number of shares in any series;

•	the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	the conversion or exchange provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain United States federal income tax consequences relating to the preferred stock.

Although it has no present intention to do so, our board of directors, without stockholder approval, may issue up to 1,000,000 shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Neoware,” “we,” “us” or “our” refer only to Neoware Systems, Inc. and not to any of our subsidiaries.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates on which the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of US$1,000 or any multiple of US$1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and Discharge; Defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated Debt Securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any additions to or changes in, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The Federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange. In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We intend to initially appoint the trustee as the security registrar. Any transfer agent, and any other security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series;

•	we determine that the securities no longer be registered as global securities; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor any trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. We intend to designate the corporate trust office as our sole paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a United States corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1) we fail to pay principal of or any premium on any debt security of that series when due;

(2) we fail to pay any interest on any debt security of that series for 90 days after it becomes due;

(3) we fail to deposit any sinking fund payment for 90 days after it becomes due;

(4) we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5) certain events, including bankruptcy, insolvency or reorganization of Neoware.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2) the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Unless we indicate otherwise in a prospectus supplement, Neoware and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	extend the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or United States government obligations or, in the case of debt securities that are denominated in a currency other than United States dollars, cash in the currency in which the debt securities are denominated and/or foreign government obligations, as defined in the indenture. As a condition to either of the above elections, for debt securities denominated in United States dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders.

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Information Regarding the Trustee

The indentures limit the right of the trustee, should it become a creditor of Neoware, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt.

In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

We are required to promptly notify holders of senior debt under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in the payment of senior debt occurs and is continuing beyond any grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and Discharge; Defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of debt securities, common stock or preferred stock, or any combination thereof. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Stock Warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Neoware.

As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

We may distribute the securities:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; and

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement, including: the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	our net proceeds from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	the initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may change the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

If we offer the securities through underwriters, the underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. We will specify on the cover of the applicable prospectus supplement the underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters. Unless we state otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased.

If we offer the securities through dealers, and if so specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will list the names of the dealers and describe the terms of the transaction in the applicable prospectus supplement.

We may also sell the securities directly or through agents we designate from time to time. We will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities in respect to which this prospectus is delivered, and describe any commissions we will pay to the agent.

We may agree to indemnify any underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with or perform services for, us in the ordinary course of business.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities or of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

Except for common stock, securities that we may issue under this prospectus will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these series of securities may make a market in the securities. However, they are not obligated to make a market and may discontinue market making activity at any time. We cannot provide any assurance as to the liquidity of the trading market for any securities.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon for us by McCausland, Keen & Buckman, Radnor, Pennsylvania.

EXPERTS

The consolidated financial statements of Neoware Systems, Inc. as of June 30, 2003 and 2002, and for each of the years in the two-year period ended June 30, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Neoware Systems, Inc.’s consolidated financial statements as of June 30, 2001, and for the year then ended, incorporated by reference in this prospectus and in the registration statement from the Annual Report on Form 10-K of Neoware Systems, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. Because Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC’s home page on the World Wide Web at http://www.sec.gov.

This prospectus is part of a registration statement (Registration No. 333-107858) we filed with the SEC. The SEC permits us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (but we do not incorporate by reference any documents or portions of documents that we furnish to the SEC) (File No.000-21240). We also incorporate by reference any future filings made with the SEC (but not documents or portions of documents furnished to the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

1. Our annual report on Form 10-K for the fiscal year ended June 30, 2003.

2. Our current reports on Form 8-K filed on July 9, 2003 (excluding the portion furnished), July 10, 2003, two reports on July 16, 2003 and August 21, 2003 (excluding the portion furnished).

3. Our registration statement on Form 8-A, relating to our common stock, effective under Section 12(g) of the Securities Exchange Act of 1934 on February 12, 1993.

You may request orally or in writing a copy of any or all of these filings at no cost. However, we will not provide exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Keith D. Schneck, Executive Vice President and Chief Financial Officer, 400 Feheley Drive, King of Prussia, Pennsylvania 19044, (610) 277-8300.

To the extent information in any document which is filed after the date of this prospectus supercedes or amends any information included in or incorporated by reference in this prospectus, you should only rely on the information as so superceded or amended.

3,000,000 Shares

Neoware, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

February 15, 2006

LEHMAN BROTHERS

CANACCORD ADAMS

HARRIS NESBITT

NEEDHAM & COMPANY, LLC

OPPENHEIMER & CO.